COUNTRY CAPITAL MANAGEMENT COMPANY
POLICIES AND PROCEDURES

CODE OF ETHICS
FOR ACCESS PERSONS OF
COUNTRY CAPITAL MANAGEMENT COMPANY

Effective as of January 1, 2004

This Code of Ethics (the “Code”) has been adopted by COUNTRY Capital Management Company in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”).

I.	LEGAL REQUIREMENTS
Rule 17j-1 makes it unlawful for certain persons, in connection with the purchase or sale by such persons of a security held or to be acquired by a Fund:

A.	To employ any device, scheme, or artifice to defraud the Fund;

B.
To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

C.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

D.	To engage in any manipulative practice with respect to the Fund.

II.	DEFINITIONS

A.
“Access person’’ means any director, officer, or employees of CCSI who are assigned to do the work of the Underwriter who in the ordinary course of his or her business, obtains information that a security is held or to be acquired by a Fund.

B.	“Act” means the Investment Company Act of 1940, as amended.

C.
“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires. As a general matter, “beneficial ownership” will be attributed to an access person in all instances where the person (i) possesses the ability to purchase or sell the security (or the ability to direct the disposition of the security); (ii) possesses the voting power (including the power to vote or to direct the voting) over such security; or (iii) receives any benefits substantially equivalent to those of ownership. Although the following is not an exhaustive list, a person generally would be regarded to be the beneficial owner of the following:

(i)	securities held in the person’s own name;

(ii)	securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements;

(iii)	securities held by a bank or broker as a nominee or custodian on such person’s behalf or pledged as collateral for a loan;

(iv)
securities held by members of the person’s immediate family sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law; father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships);

(v)	securities held by a relative not residing in the person’s home if the person is a custodian, guardian, or otherwise has controlling influence over the purchase, sale, or voting of such securities;

(vi)
securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person’s immediate family);

(vii)	securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sale decisions;

(viii)	securities held by a general partnership or limited partnership in which the person is a general partner; and

(ix)	securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

Any uncertainty as to whether an access person beneficially owns a security should be brought to the attention of the Treasurer. Such questions will be resolved in accordance with, and this definition is subject to, the definition of “beneficial owner” found in Rules 16a-1(a)(2) and (5) promulgated under the Exchange Act.

A.
“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act. As a general matter, “control” means the power to exercise a controlling influence. The “power to exercise a controlling influence” is intended to include situations where there is less than absolute and complete domination and includes not only the active exercise of power, but also the latent existence of power. Anyone who beneficially owns, either directly or through one or more controlled entities, more than 25% of the voting securities of an entity shall be presumed to control such entity.

B.	“Fund” means an investment fund registered under the Act that has retained COUNTRY Capital Management Company as its principal underwriter.

C.	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

D.
“Security” shall have the meaning set forth in Section 2(a)(36) of the Act and shall include: common stocks, preferred stocks, and debt securities; options on and warrants to purchase common stocks, preferred stocks or debt securities; and shares of closed-end investment companies and Related Securities. “Related Securities” are instruments and securities that are related to, but not the same as, a security. For example, a Related Security may be convertible into a security, or give its holder the right to purchase the security. The term “Security” also includes private investments, including oil and gas ventures, real estate syndicates and other investments which are not publicly traded. It shall not include shares of registered open-end investment companies; direct obligations of the Government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and such other money market instruments as designated by the Underwriter’s Board of Directors.

E.	“Underwriter” means COUNTRY Capital Management Company.

F.
A Security is “held or to be acquired” if within the most recent 7 days it (i) is or has been held by a Fund or (ii) is being or has been considered by the Fund or its investment adviser for purchase by a Fund. A purchase or sale includes the writing of an option to purchase or sell.

G.	A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated.

III.	EXEMPTED TRANSACTIONS

The prohibitions of Sections IV of this Code of Ethics shall not apply to:

A.	Purchases or sales effected in any account over which the access person has no direct or indirect influence or control;

B.	Purchases or sales of securities which are not eligible for purchase or sale by any Fund;

C.	Purchases or sales which are non-volitional on the part of either the access person or a Fund;

D.	Purchases which are part of an automatic dividend reinvestment plan;

E.
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer and sales of such rights so acquired;

F.
Purchases or sales which receive the prior approval of the Treasurer because they are only remotely potentially harmful to COUNTRY VP Mutual Funds because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held.

IV.	PROHIBITED PURCHASES AND SALES

A.
No access person shall knowingly purchase or sell, directly or indirectly, any security held or to be acquired by a Fund until the first business day after such Fund completes all of its intended trades in such security.

B.
In order to avoid making a prohibited purchase or sale of a security, no access person shall purchase or sell any security, except as indicated below, without obtaining advance written clearance of such transaction from a person designated by the Company to grant such advance clearance.

C.
Advance clearance is not required for the purchase or sale of 500 shares or less (during a rolling 30 day period) of any equity security which (i) is listed on the New York Stock Exchange or the NASDAQ National Market System, or (ii) has a market capitalization of $1 billion or more at the time of purchase or sale.

D.	No access person may purchase a security in an initial public offering without the prior written approval of the person designated by the Company to grant such advance clearance.

E.	No access person shall engage in any act, practice, or course of conduct that would violate the provisions of Rule 17j-1 as set forth in Section I above.

V.	REPORTING

Every Access Person shall report to the Treasurer the information described below with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security, provided, however, that an Access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have a direct or indirect influence.

A.	Initial Holdings Report. Within ten days of beginning employment, each Access Person must report the following information:

(1)	The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(2)	The name of any broker, dealer or bank with whom the access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

(3)	The date the report is submitted by the Access Person.

B.	Quarterly Transaction Reports. Within ten days of the end of each calendar quarter, each Access Person must report the following information:

(1)	With respect to any transaction during the quarter in a Security in which the Access Person had any direct or indirect beneficial ownership:

(i)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;

(ii)	The nature of the transaction (i.e. purchase, sale);

(iii)	The price of the security at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	The date that the report is submitted by the Access Person.

C.	Annual Holdings Reports. Each year, the Access Person must report the following information:

(1)	The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership;

(2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person;

(3)	The date the report is submitted by the Access Person.

(4)
That they have read and understand the Code of Ethics and recognize that they are subject thereto, that they have complied with the requirements of this Code of Ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

(5)
An Access Person need not make a report under this provision (V)(C) with respect to transactions effected for, and securities held in any account over which the person has no direct or indirect influence or control.

D.	The Treasurer shall prepare a quarterly report to the Fund’s Board of Directors, and an annual report to the Underwriter’s Board of Directors, which shall:

a.
Describe any issues arising under the Code of Ethics or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations during the past year.

b.	Certify that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

c.
The Treasurer shall maintain a record of the approval of, and rationale supporting, any direct or indirect acquisition by employees of a beneficial interest in securities in an initial public offering or private placement.

d.
Any material change to this Code must be approved by the Board of Directors (and be subsequently approved by the Board of Trustees of the COUNTRY Mutual Funds, including a majority of Trustees who are not interested parties).

VI.	GENERAL FIDUCIARY PRINCIPLES

In addition to the specific principles enunciated in this Code of Ethics, all Access Persons shall be governed by the following general fiduciary principles.

A.	The duty at all times to place the interests of Fund shareholders ahead of personal interests;

B.
The requirement that all personal securities transactions be conducted consistently with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

C.	The fundamental standard that access persons should not take inappropriate advantage of their positions.

VII.	INSIDER TRADING

No Access Person shall purchase or sell Fund Shares while in possession of material non-public information regarding the Fund. The Treasurer may from time to time deny access persons the ability to buy or sell Fund Shares if the Treasurer, in his or her sole discretion, determines that it is likely that such person has possession of material non-public information or that it would be otherwise inadvisable, in his or her sole discretion, for such transaction to occur. The Treasurer should, together with the Underwriter’s legal counsel, be available to consult as to whether an Access Person is likely to be in possession of material non-public information.

VIII.	SANCTIONS

Upon discovering a violation of this Code, the Company may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure, suspension, or termination of employment of the violator, and/or a disgorging of any profits made by the violator.